                                               --------------------------------
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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-12

                            Genessee & Wyoming Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:





Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                         [LOGO GENESEE & WYOMING INC.]

                            GENESEE & WYOMING INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 23, 2000

  The Annual Meeting of Stockholders of GENESEE & WYOMING INC. (the "Company") will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on Tuesday, May 23, 2000 at 11:00 a.m., local time, for the following purposes more fully described in the accompanying proxy statement:

  1. To elect three directors of the Company.

  2. To consider and act upon a proposal to approve and ratify an amendment to the Genesee & Wyoming Inc. 1996 Stock Option Plan which increases the total number of shares available for option grants thereunder from 850,000 to 1,050,000.

  3. To consider and act upon a proposal to approve and ratify a further amendment to the Genesee & Wyoming Inc. 1996 Stock Option Plan which sets a 200,000-share limit on option grants to any employee in any year.

  4. To consider and act upon a proposal to approve and ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 2000.

  5. To transact such other business as may properly come before the Meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on April 17, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Mark W. Hastings
                                          Secretary

Dated: April 21, 2000

                            GENESEE & WYOMING INC.
                                71 Lewis Street
                         Greenwich, Connecticut 06830

                                Proxy Statement

                              GENERAL INFORMATION

  This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Genesee & Wyoming Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company, which will be held on Tuesday, May 23, 2000, and any adjournments thereof (the "Meeting"). This proxy statement and accompanying form of proxy are being first mailed to stockholders on or about April 21, 2000. The proxy, when properly executed and received by the Secretary of the Company prior to the Meeting, will be voted as therein specified unless it is revoked by filing with the Secretary prior to the Meeting a written revocation or a duly executed proxy bearing a later date. Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the three director nominees named herein and, unless otherwise indicated, FOR each of the other three proposals described in this proxy statement and the accompanying notice of meeting.

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, directors, officers or regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other means of communication. The Company has requested persons holding stock for others in their names or in the names of nominees to forward soliciting material to the beneficial owners of such shares and will, if requested, reimburse such persons for their reasonable expenses in so doing.

                                    VOTING

  As of April 17, 2000, the record date for the Meeting (the "Record Date"), there were issued and outstanding (i) 3,455,856 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and
(ii) 845,447 shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). Only stockholders of record on the books of the Company at the close of business on the Record Date are entitled to notice of and to vote at the Meeting.

  Each stockholder of record on the Record Date is entitled to one vote for each share of Class A Common Stock registered in his name, and ten votes for each share of Class B Common Stock registered in his name. All actions submitted to a vote at the Meeting will be voted on by the holders of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") voting together as a single class. A majority of the outstanding Common Stock, represented in person or by proxy at the Meeting, will constitute a quorum for the transaction of all business.

  Once a quorum is present, directors will be elected by a plurality of the votes cast, in person or by proxy, at the Meeting, and a majority in the affirmative of the votes cast, in person or by proxy, at the Meeting, without regard to broker non-votes, will be required for approval of each of the other three proposals described in this proxy statement and the accompanying notice of meeting. Shares as to which "Abstain" has been selected on the accompanying proxy will be counted as shares present and entitled to vote for purposes of establishing a quorum, and will have the same effect as a vote against the matter. Stockholders are not entitled to cumulate votes in the election of directors.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

  The following table sets forth as of the Record Date certain information concerning shares of Common Stock held by (i) each stockholder known by the Company to own beneficially more than 5% of either class of Common Stock, (ii) each director of the Company, (iii) each "Named Executive" (see "Executive Compensation" below), and (iv) all directors and executive officers of the Company as a group.

                                       Class A          Class B
                                     Common Stock     Common Stock
                                     Beneficially     Beneficially
                                        Owned            Owned
                                   ---------------- ----------------
       Name and Address of         No. of  Percent  No. of  Percent  Percent of
       Beneficial Owner (1)        Shares  of Class Shares  of Class  Vote (2)
---------------------------------- ------  -------- ------- -------- ----------
Mortimer B. Fuller, III (3)....... 312,086    8.8%  658,283   77.9%     57.4%
James M. Fuller (4)...............  65,530    1.9    11,100    1.3       1.5
Louis S. Fuller (5)............... 109,144    3.2   133,144   15.7      12.1
Robert M. Melzer (6)..............   5,970    0.2        -      -         -
John M. Randolph (7)..............  30,600    0.9     7,400    0.9       0.9
Philip J. Ringo (8)...............  12,352    0.4        -      -        0.1
M. Douglas Young (9)..............   1,194     -         -      -         -
Charles N. Marshall (10)..........  77,500    2.2        -      -        0.6
Charles W. Chabot (11)............  24,590    0.7        -      -        0.2
Mark W. Hastings (12).............  50,925    1.5     7,400    0.9       1.0
Paul M. Victor (13)...............   5,625    0.2        -      -         -
FMR Corp. (14).................... 345,300   10.0        -      -        2.9
 82 Devonshire Street
 Boston, Massachusetts 02109
Brandywine Asset Management, Inc.
 (15)............................. 210,552    6.1        -      -        1.8
 Three Christina Centre
 201 North Market Street
 Suite 1200
 Wilmington, Delaware 19801
All Directors and Executive
Officers
as a Group (19 persons) (16)...... 828,340   21.8   817,327   96.7      73.4

--------
 (1) Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned by him or it. The address of each of the directors and executive officers of the Company is c/o Genesee & Wyoming Inc., 71 Lewis Street, Greenwich, CT 06830. Percentages of less than 0.1% have been omitted from the table.

 (2) Reflects the voting power of the share holdings shown on the table as a result of the fact that the Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to ten votes per share. See "Voting" above.

 (3) The amounts shown include: (i) 27,481 shares of Class A Common Stock and 277,505 shares of Class B Common Stock owned by Mr. Fuller individually;
     (ii) an aggregate of 106,357 shares of Class A Common Stock and an aggregate of 298,607 shares of Class B Common Stock held by two family trusts for the benefit of Mr. Fuller and others, of which Mr. Fuller is sole trustee; (iii) 58,000 shares of Class A Common Stock and 82,171 shares of Class B Common Stock held by the Estate of Frances A. Fuller, of which Mr. Fuller is co-executor (which shares are subject to a Voting Agreement pursuant to which Mr. Fuller has been granted an irrevocable proxy through March 20, 2008); (iv) 21,498 shares of Class A Common Stock held by Overlook Estate Foundation, Inc., of which Mr. Fuller is President; and (v) presently exercisable options to purchase an aggregate of 98,750 shares of Class A Common Stock.

 (4) The amounts shown include: (i) 9,100 shares of Class A Common Stock and 11,100 shares of Class B Common Stock owned by Mr. Fuller individually;
     (ii) an aggregate of 47,930 shares of Class A Common

   Stock held by family trusts for the benefit of Mr. Fuller and others, of which Mr. Fuller is co-trustee; (iii) 500 shares of Class A Common Stock owned by Mr. Fuller's wife, as to which shares he disclaims beneficial ownership; and (iv) a presently exercisable option to purchase 8,000 shares of Class A Common Stock.

 (5) The amounts shown include: (i) 133,144 shares of Class B Common Stock owned by Mr. Fuller individually; (ii) 41,144 shares of Class A Common Stock owned jointly by Mr. Fuller and his wife; (iii) 60,000 shares of Class A Common Stock owned by Mr. Fuller's wife, as to which shares he disclaims beneficial ownership; and (iv) a presently exercisable option to purchase 8,000 shares of Class A Common Stock.

 (6) The amount shown includes: (i) 3,000 shares of Class A Common Stock owned by Mr. Melzer individually; (ii) presently exercisable options to purchase an aggregate of 1,666 shares of Class A Common Stock; and (iii) units under the Company's Deferred Stock Plan for Non-Employee Directors (the "Deferred Stock Plan") representing 1,304 shares of Class A Common Stock.

 (7) The amounts shown include: (i) 21,600 shares of Class A Common Stock and 7,400 shares of Class B Common Stock held by a trust for the benefit of Mr. Randolph, of which he is co-trustee; (ii) 1,000 shares of Class A Common Stock held by a trust for the benefit of Mr. Randolph's wife, of which he is co-trustee and as to which shares he disclaims beneficial ownership; and (iii) a presently exercisable option to purchase 8,000 shares of Class A Common Stock.

 (8) The amount shown includes: (i) 3,700 shares of Class A Common Stock owned by Mr. Ringo's wife, as to which shares he disclaims beneficial ownership; (ii) a presently exercisable option to purchase 8,000 shares of Class A Common Stock; and (iii) units under the Deferred Stock Plan representing 652 shares of Class A Common Stock.

 (9) The amount shown consists of units under the Deferred Stock Plan representing shares of Class A Common Stock.

(10) The amount shown includes: (i) 60,000 shares of Class A Common Stock owned by Mr. Marshall individually; and (ii) presently exercisable options to purchase an aggregate of 17,500 shares of Class A Common Stock.

(11) The amount shown includes: (i) 2,715 shares of Class A Common Stock owned by Mr. Chabot individually; and (ii) presently exercisable options to purchase an aggregate of 21,875 shares of Class A Common Stock.

(12) The amounts shown include: (i) 7,400 shares of Class A Common Stock and 7,400 shares of Class B Common Stock owned jointly by Mr. Hastings and his wife; (ii) 400 shares of Class A Common Stock beneficially owned by Mr. Hastings' minor children, as to which shares he disclaims beneficial ownership; and (iii) presently exercisable options to purchase an aggregate of 43,125 shares of Class A Common Stock.

(13) The amount shown consists of presently exercisable options to purchase shares of Class A Common Stock.

(14) The amount shown and the following information is derived from a Schedule 13G dated February 14, 2000: The amount shown includes: (i) 334,200 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of its acting as investment advisor to various investment companies (the "Funds") registered under Section 8 of the Investment Company Act of 1940 (including Fidelity Low-Priced Stock Fund, which owns 194,800 shares);
     and (ii) 11,100 shares beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., as a result of its serving as an investment manager of certain institutional accounts. FMR Corp., through its control of Fidelity Management & Research Company, has sole dispositive power with respect to all 334,200 shares owned by the Funds. Sole power to vote or direct the voting of these shares resides with the Funds' Boards of Trustees. FMR Corp., through its control of Fidelity Management Trust Company, has sole voting power and sole dispositive power with respect to all 11,100 of such shares. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under the Investment Advisors Act of 1940, provides investment advisory services to individuals. It does not have sole power to vote or direct the voting of shares of certain securities held for clients and has sole dispositive power over such securities. As such, FMR Corp.'s beneficial ownership may include shares beneficially owned through Strategic Advisers, Inc.

(15) The amount shown and the following information has been provided by Brandywine Asset Management, Inc.: Brandywine Asset Management, Inc. has sole power to vote 185,977 of such shares, shared power to vote 560 of such shares, and sole power to dispose of all of such shares.

(16) See footnotes (3) through (13) to this table. The amounts shown include:
     (i) presently exercisable options to purchase an aggregate of 342,290 shares of Class A Common Stock; and (ii) units under the Deferred Stock Plan representing an aggregate of 3,150 shares of Class A Common Stock.

                             ELECTION OF DIRECTORS

  Three of the Company's seven directors are to be elected by the stockholders at the Meeting, each to hold office for a three-year term expiring in 2003 or until his successor is duly elected and qualifies. The Board of Directors recommends the election of the three nominees named below, all of whom are currently directors of the Company. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, proxies in the enclosed form will be voted FOR the election of each of the three nominees named below.

  The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

                      Proposed for Election as Directors
                    for a Three-Year Term Expiring in 2003

                                                                       Director
                         Name and Background                            Since
                         -------------------                           --------
James M. Fuller, age 59, retired in 1999 as Regional Sales Manager of    1974
the Harvey Salt Co., a distributor of salt and water purification chemicals, a position he had held since 1995. From 1983 until 1993,
Mr. Fuller was National Account Manager-Export for Akzo Nobel Salt,
Inc., where he served for over 25 years. Mr. Fuller is a first cousin of Mortimer B. Fuller, III and Louis S. Fuller.

John M. Randolph, age 74, has been a financial consultant and private    1986
investor for more than the past five years. In 1965 he founded and became Chief Executive Officer of Randolph Computer Corporation, one
of the first computer leasing companies. He subsequently served as
Chairman and Chief Executive Officer of J.M. Randolph and Associates,
a company created to manage certain computer leasing assets acquired by the Bank of Boston.

Hon. M. Douglas Young, P.C., age 59, has been Chairman of Summa          1999
Strategies Canada Inc., a firm that provides strategic counsel and business advice in matters relating to international trade and investment, public policy and relationships with government, since
1997. Between 1993 and 1997, he served as Canada's Minister of
Transport, Minister of Human Resources Development and Minister of
National Defence. Mr. Young is Counsel to the law firm of Patterson
Palmer Hunt Murphy, and also serves on the Boards of Directors of
Magellan Aerospace Corporation and CPCS Transcom Ltd.

                      Directors Whose Terms Do Not Expire
                                at the Meeting

  The following table sets forth certain information with respect to each director of the Company whose term in office does not expire at the Meeting.

                                                               Director  Term
                     Name and Background                        Since   Expires
                     -------------------                       -------- -------
Mortimer B. Fuller, III, age 57, has served as Chairman of       1973    2002
the Board and Chief Executive Officer of the Company since
1977. He also served as President from 1977 until October
1997. Mr. Fuller is a graduate of Princeton University,
Boston University School of Law and Harvard Business School.
He also serves on the Board of Directors of Detection
Systems, Inc. Mr. Fuller is a first cousin of James M. Fuller and Louis S. Fuller.

Louis S. Fuller, age 58, retired in 1999 from Courtright and     1974    2001
Associates, an executive search firm, of which he had been a member since 1992. Mr. Fuller also serves on the Board of
Directors of Cherry Ridge Corp. He is a first cousin of
Mortimer B. Fuller, III and James M. Fuller.

Robert M. Melzer, age 59, was President and Chief Executive      1997    2002
Officer of Property Capital Trust, a real estate investment
trust, from 1992 to 1999, when he retired. Through November
1996, he was also the Chief Financial Officer of Property
Capital Trust. Mr. Melzer serves as a trustee of MGI
Properties, and a director of Beacon Capital Partners, Inc.
and The Cronos Group. He is also Chair of the Board of
Trustees of Beth Israel Deaconess Medical Center in Boston.

Philip J. Ringo, age 58, has been President and Chief            1978    2001
Operating Officer of ChemConnect, Inc., an electronic
commerce company, since March 1999. He was President and CEO of Chemical Leaman Tank Lines Inc., a trucking firm, from
1995 to 1998. From 1992 to 1995, he served as President and
Chief Operating Officer of The Morgan Group, Inc. and
Chairman and Chief Executive Officer of Morgan Drive Away,
Inc., a common and contract carrier for the manufactured
housing and recreational vehicle industries. From 1988 to
1992, Mr. Ringo was Chief Executive Officer and President of
Energy Innovations, Inc., a monitoring and communications
equipment firm. Prior to that, he served as President of ATE
Management and Service Co., Inc., now known as Ryder/ATE,
Inc. (municipal transportation services). Mr. Ringo also
serves on the Board of Directors of Quality Distribution Inc.

Board Meetings and Committees of the Board

  The Board of Directors held nine meetings during the year ended December 31, 1999 ("1999"). Each director then in office attended at least 75% of the total of such Board meetings and meetings of Board Committees on which he served.

  The Board of Directors has established, among other Committees, an Audit Committee and a Compensation and Stock Option Committee of the Board. Although the Company has no standing Nominating Committee, the Board of Directors will consider director nominees recommended by stockholders. Such recommendations should be sent to the Company, to the attention of the Chairman of the Board.

  The current members of the Audit Committee are Robert M. Melzer (Chairman), James M. Fuller, John M. Randolph and Philip J. Ringo. The Committee reviews with Arthur Andersen LLP, the Company's independent auditors, the Company's financial statements and internal accounting procedures, Arthur Andersen LLP's auditing procedures and fees, and the possible effects of professional services upon the independence of Arthur Andersen LLP. The Audit Committee held three meetings during 1999.

  The current members of the Compensation and Stock Option Committee (the "Compensation Committee") are John M. Randolph (Chairman), Louis S. Fuller and Philip J. Ringo. The Compensation Committee makes recommendations to the Board with respect to compensation paid to the Company's management and administers the Company's 1996 Stock Option Plan (the "Option Plan"). See "Executive Compensation--Report of Compensation Committee with respect to Executive Compensation" below. The Compensation Committee held two meetings during 1999.

Directors' Compensation

  During 1999, the Company paid to or deferred for its non-employee directors cash directors' fees aggregating $103,889. Such fees consisted (effective May 25, 1999) of $10,000 annually (payable quarterly), $1,250 per Board meeting attended, $500 per Board Committee meeting attended, and $250 per Board or Committee meeting attended by telephone. All of the Company's directors other than Mortimer B. Fuller, III qualify for such payments or deferral. The Company also reimburses its directors for travel expenses in connection with attendance at Board meetings.

  Under the Company's Deferred Stock Plan for Non-Employee Directors (the "Deferred Stock Plan"), each non-employee director may elect to be paid all or a portion of his cash directors' compensation instead in units representing shares of Class A Common Stock. Each participating director's Deferred Stock Plan account is credited with 125% of the cash compensation he elects to defer under the Deferred Stock Plan. Dividends (if any) payable on the Class A Common Stock are likewise credited as additional units in the Deferred Stock Plan accounts, and the number of units in the Deferred Stock Plan accounts are subject to customary anti-dilution adjustments. A non-employee director is not entitled to vote, and does not have any other indicia of ownership of, the Class A Common Stock represented by the units in his Deferred Stock Plan account until those units are paid out to him in shares. Such shares will be paid out to the participating director or his designated beneficiaries (i) on the deferred payment date previously elected by him or (ii) if earlier, upon his death, long-term disability or cessation of service as a director of the Company. An aggregate of 50,000 shares of Class A Common Stock are available for issuance under the Deferred Stock Plan.

Directors' Options

  The Company's Stock Option Plan for Outside Directors (the "Directors' Plan") provides for formula grants to each non-employee director of the Company (that is, each director other than Mortimer B. Fuller, III) of non-statutory 10-year options to purchase shares of Class A Common Stock. Options to purchase up to an aggregate of 50,000 shares of Class A Common Stock are available for grant under the Directors' Plan. Each option granted under the Directors' Plan becomes exercisable in three equal annual installments commencing on the first anniversary of its grant date, is not transferable except by will or intestacy, and lapses within stated periods following the death of the director or cessation of his service as a director. Such options are subject to customary anti-dilution provisions and acceleration of vesting upon a change in control of the Company.

  During 1999, M. Douglas Young was granted an option under the Directors' Plan, expiring on July 29, 2009, to purchase 2,000 shares of Class A Common Stock at an exercise price of $11.00 per share (that being the market value of the Class A Common Stock on the option grant date), and Robert M. Melzer was granted an option under the Directors' Plan, expiring on October 26, 2009, to purchase 1,000 shares of Class A Common Stock at an exercise price of $11.75 per share (that being the market value of the Class A Common Stock on the option grant date).

                              EXECUTIVE OFFICERS

  The Company is currently served by 13 executive officers, who are elected annually by the Board of Directors and serve until their successors are elected and qualify:

  Mortimer B. Fuller, III, age 57, has been Chairman of the Board and Chief Executive Officer of the Company since 1977. Further information about Mr. Fuller is set forth under "Election of Directors" above.

  Charles N. Marshall, age 58, has been President and Chief Operating Officer of the Company since October 1997. He has 39 years of railroad industry experience with Consolidated Rail Corporation (Conrail), Southern Railway and the Chessie System Railroad (now part of CSX Transportation, Inc.). He was Senior Vice President-Development when he left Conrail in 1995 and also served as Senior Vice President-Marketing & Sales and in positions in legal, public and government affairs. Immediately prior to joining the Company in 1997, Mr. Marshall worked as a consultant to short line and regional railroads, including the Company, specializing in developing acquisition opportunities within and outside the United States. Mr. Marshall served as a director of the Company from July to October 1997, when he resigned in accordance with the Company's policy that all directors other than the Chairman and Chief Executive Officer be non-employees.

  Mark W. Hastings, age 50, has been Executive Vice President, Corporate Development since January 2000 and Secretary since April 2000. Prior to that, he served as Senior Vice President, Chief Financial Officer and Treasurer, and had been the Company's chief financial officer, since he joined the Company in 1978. Prior to joining the Company, Mr. Hastings was a credit analyst for Marine Midland Bank (now HSBC Bank USA). He currently represents the short line industry on the Board of the Railroad Clearing House, which has been established to create the administrative systems and banking functions for the electronic settlement of all rail industry interline freight payments.

  John C. Hellmann, age 30, Chief Financial Officer, joined the Company in January 2000. From 1999 until January 2000, Mr. Hellmann was an investment banker at Lehman Brothers Inc. in the Emerging Communications Group, and from 1997 to 1999, he was an investment banker at Schroder & Co. Inc. in the Transportation Group. From 1992 to 1994, Mr. Hellmann worked for Weyerhaeuser Company in Japan and the People's Republic of China.

  Forrest L. Becht, age 56, Senior Vice President-Louisiana, joined the Company in 1987 as General Manager of Louisiana & Delta Railroad, Inc., and now serves as its President and General Manager. His 31-year career in the railroad industry has included service with The Atchison, Topeka and Santa Fe Railway from 1968 to 1981 in a succession of staff and line positions in its mechanical and operating departments. Mr. Becht is a director of the American Short Line and Regional Railroad Association and is active in several other railroad operating associations.

  James W. Benz, age 51, became Senior Vice President-GWI Railroad Switching Services in March 1997. Since 1987, he has been President of Rail Link, Inc., which the Company acquired in November 1996.

  Charles W. Chabot, age 53, became Senior Vice President-Australia in October 1997, after having served as Senior Vice President-New York and Pennsylvania since 1992. He joined the Company as Senior Vice President-Marketing and Sales in 1991 and was President of Buffalo & Pittsburgh Railroad, Inc. from 1992 to 1997. Prior to joining the Company, Mr. Chabot was employed for over ten years by the Chessie System Railroad (now part of CSX Transportation, Inc.), where he served in various capacities in marketing and freight equipment planning. He also served as a management consultant with Booz, Allen and Hamilton.

  David J. Collins, age 42, became Senior Vice President-New York and Pennsylvania in October 1997, after having served as Senior Vice President-Marketing and Development since January 1997. From 1992 to 1997, he was Vice President of Marketing for the New York and Pennsylvania railroads, responsible for marketing, safety, information systems and special projects. From 1990 to 1992, he was General Manager of Genesee and Wyoming Railroad Company and Rochester & Southern Railroad, Inc. Mr. Collins joined the Company in 1979.

  Alan R. Harris, age 51, Senior Vice President and Chief Accounting Officer, joined the Company in 1990 as its Chief Accounting Officer. Mr. Harris is a certified public accountant and from 1985 to 1990, he was Director of Accounting, and subsequently Secretary and Treasurer, of Preston Trucking Company, Inc., an interstate carrier.

  Martin D. Lacombe, age 58, Senior Vice President-Canada, joined the Company in April 1999. Prior to that, he was Senior Vice President of Rail-Term Inc., an affiliate of the Company's then joint venture partner in Canada, which he joined in 1998. From 1995 to 1997, Mr. Lacombe worked as a consultant to short line and rail services companies. Mr. Lacombe has extensive operating experience in various facets of the industry, having worked for CN Rail, the Canadian Transport Commission, VIA Rail and the Railway Association of Canada in a variety of positions from front-line supervision to Vice President.

  Robert I. Melbo, age 57, Senior Vice President-Oregon, is President of Willamette & Pacific Railroad, Inc. and Portland & Western Railroad, Inc. He joined the Company in 1993 as General Manager after over 25 years of service in operations with Southern Pacific Transportation Company in various capacities, including Manager-Field Operations, Northern Willamette Valley, and Superintendent of the Oregon Division.

  Paul M. Victor, age 50, became Senior Vice President-Mexico in May 1999. He joined the Company in 1997 as Vice President-Mexico. During 1997, he acted as an independent consultant to Ferrovia Sur Atlantico in Southern Brazil, Placer Dome Latin America, Mina Zaldevar and various projects in northern Chile. From 1994 to 1997 he served as Chief Operating Officer for Ferrocarril del Pacifico, S.A. in Chile. Mr. Victor has over 30 years' experience in the railroad industry in the United States and South America.

  Spencer D. White, age 39, Senior Vice President-Illinois, is President and General Manager of Illinois & Midland Railroad, Inc. He joined the Company in 1988 as Chief Engineer of Buffalo & Pittsburgh Railroad, Inc. after serving in progressive engineering positions with CSX Transportation, Inc. since 1982. He has served the Company as Vice President-Operations of Buffalo & Pittsburgh Railroad, Inc. and Chief Engineer of the New York and Pennsylvania railroads.

Section 16(a) Beneficial Ownership Reporting Compliance

  Since the 1999 Annual Meeting of Stockholders, James M. Fuller, a director, and Robert I. Melbo, an executive officer, each inadvertently filed late with the Securities and Exchange Commission (the "SEC") one report disclosing two transactions in Class A Common Stock beneficially owned by him. Both such reports have since been filed, and all of the Company's directors and executive officers are now current in such filings. In making the foregoing statements, the Company has relied on the written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

                            EXECUTIVE COMPENSATION

  Shown on the table below is information on the annual and long-term compensation for services rendered to the Company in all capacities, for the years ended December 31, 1999, 1998 and 1997, paid by the Company to those persons who were, at December 31, 1999, the Chief Executive Officer and the four most highly compensated other executive officers of the Company (collectively, the "Named Executives").

                          Summary Compensation Table

                                      Annual Compensation             Long-Term Compensation
                             ---------------------------------------  ----------------------
                                                                              Awards
                                                                      ----------------------
                                                        Other Annual                          All Other
                                   Salary      Bonus    Compensation                         Compensation
Name and Principal Position  Year  ($) (1)    ($) (2)     ($) (3)          Options (#)         ($) (4)
---------------------------  ---- ---------  ---------  ------------       -----------       ------------
Mortimer B. Fuller, III.     1999  $391,600   $192,900            -           25,000           $147,399
Chairman and Chief           1998   372,127    121,950            -           50,000            132,432
 Executive Officer           1997   353,792    171,400            -               -              28,884

Charles N. Marshall (5).     1999   266,923    135,400            -           10,000             85,037
President and Chief          1998   251,035     80,400            -           30,000             73,836
 Operating Officer           1997   121,373         -             -               -                  -

Charles W. Chabot.......     1999   203,089     90,000   $53,436 (6)           2,500             55,155
Senior Vice President-       1998   222,424    100,000    53,091 (6)           5,000             50,246
 Australia                   1997   176,923     70,000            -               -              31,575


Mark W. Hastings........     1999   215,042     68,400            -            7,500             55,883
Senior Vice President,       1998   207,815     73,400            -           15,000             51,372
 Chief Financial Officer     1997   182,759     65,400            -               -              22,508
 and Treasurer

Paul M. Victor (7)......     1999   146,217     52,000    70,257 (8)           2,500                 -
Senior Vice President-
 Mexico

--------
(1) The amounts shown include cash compensation paid during the year indicated as well as cash compensation deferred at the election of the Named Executive.
(2) The bonuses shown were awarded and paid in the succeeding year for services rendered during the year indicated.
(3) Except for those described in footnotes (6) and (8) to the table, the value of perquisites and other personal benefits are not shown on the table because the aggregate amount of such compensation (if any) for each year shown did not exceed the lesser of $50,000 or 10% of the Named Executive's annual salary and bonus for that year.
(4) The amounts shown for 1999 reflect: (i) Company contributions of $2,400 each to the Company's 401(k) Savings Plan on behalf of Messrs. Fuller, Marshall, Chabot and Hastings; and (ii) the value of insurance premiums paid by the Company, and the economic benefit (projected on an actuarial basis) to certain Named Executives, under split dollar life insurance arrangements as follows: Mr. Fuller-$144,999, Mr. Marshall- $82,636, Mr. Chabot-$52,755, and Mr. Hastings-$53,483.
(5) Mr. Marshall was first employed by the Company in October 1997. Accordingly, the amounts shown for 1997 reflect less than a full year's service as an employee, but include (i) $80,000 in consulting fees and
    (ii) $5,750 in outside directors' fees paid to him prior to his employment by the Company.
(6) The amounts shown primarily reflect allowances, expense reimbursement and similar payments made to or on behalf of Mr. Chabot in connection with his overseas assignment, including, in the case of 1999, U.S. income tax payments ($40,589). See "Executive Compensation--Severance and Other Agreements" below.
(7) Mr. Victor first became an executive officer in May 1999, but the amounts shown reflect his compensation for the full year.
(8) The amount shown primarily reflects allowances, expense reimbursement and similar payments made to or on behalf of Mr. Victor in connection with his overseas assignment, including housing expenses ($64,778).

Stock Options

  Shown below is further information on grants of stock options to the Named Executives during 1999. All such options were granted under the Option Plan. See "Two Proposals to Amend the 1996 Stock Option Plan" below. The Company has no provision for stock appreciation rights.

                             Option Grants in 1999

                          Individual Grants                            Grant Date Value
---------------------------------------------------------------------- ----------------
                                      Percent of
                                     Total Options
                                      Granted to   Exercise               Grant Date
                           Options   Employees in   Price   Expiration  Present Value
          Name            Granted(#)  Fiscal Year   ($/Sh)     Date         ($)(1)
------------------------  ---------- ------------- -------- ---------- ----------------
Mortimer B. Fuller, III.    18,750       15.4%     $9.2125    4/8/04       $78,000
                             6,250        5.1        8.375    4/8/04        26,000
Charles N. Marshall.....    10,000        8.2        8.375    4/8/04        41,600
Charles W. Chabot.......     2,500        2.1        8.375    4/8/04        10,400
Mark W. Hastings........     7,500        6.2        8.375    4/8/04        31,200
Paul M. Victor..........     2,500        2.1        8.375    4/8/04        10,400

--------
(1) The hypothetical grant date present values are presented pursuant to the rules of the SEC and are calculated under the modified Black-Scholes Model for pricing options, a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in estimating an option's present value. Factors used to value the options shown on the table include the expected volatility rate of the shares underlying the option (39.50%), the risk-free interest rate (5.40%), the expected dividend yield (0%) and the expected life (5 years). The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the excess, if any, of the market price of the Class A Common Stock over the option exercise price per share at the time the option is exercised. There is no assurance that the hypothetical grant date present values of the options reflected on the table will be realized.

  Shown below is information with respect to all unexercised options to purchase Class A Common Stock held by the Named Executives at December 31, 1999. No options were exercised by the Named Executives during 1999.

                    Aggregated Option Exercises in 1999 and
                         Fiscal Year-End Option Values

                                                                            Value of All Unexercised
                                                  Unexercised Options Held   In-the-Money Options at
                            Shares                      at FY-End(#)              FY-End($)(1)
                          Acquired on    Value    ------------------------- -------------------------
          Name            Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
------------------------  ----------- ----------- ----------- ------------- ----------- -------------
Mortimer B. Fuller, III.        -           -       80,000       85,000           0        $96,797
Charles N. Marshall.....        -           -        7,500       32,500           0         45,000
Charles W. Chabot.......        -           -       20,000       12,500           0         11,250
Mark W. Hastings........        -           -       37,500       30,000           0         33,750
Paul M. Victor..........        -           -        2,500       10,000           0         11,250

--------
(1) Expressed as the excess, if any, of the market value of the Class A Common Stock at December 31, 1999 ($12.875 per share) over the exercise price of each option.

Severance and Other Agreements

  The Company is a party to agreements with each of its 13 current executive officers which provide that upon termination of the officer's employment with the Company within three years after a defined change in control of the Company, the officer will receive a cash amount equal to three times the average annual compensation payable to him by the Company during the immediately preceding five years. The agreements provide for reduction of the amounts paid pursuant thereto to the extent that such amounts would otherwise be non-deductible to the Company under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

  In addition, pursuant to an Assignment Letter effective November 1, 1998 executed by the Company and Charles W. Chabot in connection with his assignment to Australia, the Company has agreed that if Mr. Chabot is still employed by the Company when his foreign assignment ends, he will, at the Company's discretion, be placed in a comparable position with the Company or given two years' salary continuation. The Assignment Letter also provides Mr. Chabot with a base salary of at least $200,000 per year, housing, a foreign living allowance, travel expenses, relocation expenses and tax equalization payments in connection with his foreign assignment.

Report of the Compensation Committee With Respect to Executive Compensation

  The following report of the Compensation Committee required by the rules of the SEC to be included in this proxy statement shall not be deemed incorporated by reference by any statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either such Act.

  The following discussion applies to the compensation of all of the Company's executive officers, including Mortimer B. Fuller, III, the Chief Executive Officer, and the other Named Executives.

 Executive Compensation Philosophy:

  The goals of the Company's executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executives who contribute to the long-term success of the Company and its operating regions and to increasing stockholder value. The Company attempts to compensate its executives competitively. To ensure that compensation is competitive, the Company periodically compares its compensation practices with those of comparable companies and adjusts its compensation parameters, if necessary, based on this review. More importantly, the Company's executive compensation program relies to a great degree on incentive compensation, both annual and long-term.

  Executives are rewarded based upon Company-wide performance, regional performance (in the case of executives who are regional managers) and individual performance. Company-wide performance and regional performance are evaluated by reviewing the extent to which strategic and business plan objectives are met, including such factors as achieving operating profit and operating efficiencies. For example, pre-determined levels of profitability must be met before any incentive compensation is paid, so that every executive is motivated to achieve profitability for his region (or, in the case of executives who are not regional managers, for the Company as a whole). Individual performance is evaluated by reviewing each executive's performance against set annual objectives.

 Executive Compensation Program:

  The Company's executive compensation program is structured to attract and retain key executives capable of increasing revenues, promoting innovation, fostering teamwork and motivating employees, all with the ultimate goal of improving profitability and enhancing stockholder value. The Company's executive compensation program currently consists of annual salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of stock options.

  Salaries. The annual cash compensation paid to executives consists of base salary and cash bonuses. Salaries are reviewed by the Compensation Committee at the end of each year and may be changed at that time based on recommendations of the Chief Executive Officer. Factors considered are an executive's performance, changes in competitive compensation levels and changes in the executive's responsibilities in the Company.

  Bonuses. Annual incentive compensation in the form of cash bonuses are awarded under the Company's cash bonus plan. Under this plan, the Company awards annual bonuses to certain key employees (including the 13 current executive officers) based on pre-tax earnings targets and the meeting of individual performance objectives.

    At the beginning of each year, each executive officer provides the Chief Executive Officer or the Chief Operating Officer with his individualized objectives for the year, which include financial, business and operational goals (for example, an improved safety program). The Chief Executive Officer or the Chief Operating Officer reviews, modifies (if necessary) and approves each executive's individual objectives, and during the year he gives executives ongoing feedback on their progress in meeting those objectives. After the end of each year, the Chief Executive Officer or the Chief Operating Officer evaluates each executive's accomplishment of his objectives and provides performance appraisals to the Compensation Committee. The Chief Executive Officer also provides the Compensation Committee with his recommendations for each executive's cash bonus for the year just ended, which are based on (i) the Company's financial performance for the year, (ii) in the case of an executive who is a regional manager, his region's financial performance for the year, and (iii) the executive's success in meeting his objectives for the year. The performance appraisals and the Chief Executive Officer's recommendations are considered by the Compensation Committee in deciding the amount of each executive's bonus (if any) for the year just ended. Similar objective-setting, feedback and evaluation with respect to the Chief Executive Officer's performance and recommended bonus compensation is provided by the Chairman of the Compensation Committee.

    Maximum bonus percentages under the cash bonus plan currently range from 15% to 50% of annual salary. The maximum bonus percentage assigned to each executive depends on the degree to which he is responsible for financial results. In addition, the Compensation Committee has discretion to award cash bonuses outside the parameters of the cash bonus program in the case of extraordinary performance by an executive. Based on the Company's financial performance in 1999 and their respective individual performances, the Chief Executive Officer and all of the other 1999 executive officers were awarded bonuses for 1999 aggregating $706,825.

  The Option Plan. Long-term incentives are provided through the grant of stock options under the Option Plan. For a description of the Option Plan, see "Two Proposals to Amend the 1996 Stock Option Plan" below.

    The Compensation Committee views stock options as a means of aligning the long range interests of key employees, including executives, with those of the stockholders by providing them with the opportunity to build a meaningful stake in the Company. Options are granted in the discretion of the Compensation Committee based on its evaluation of each key employee's contribution and expected future contribution to the Company's financial success. In 1999, the Compensation Committee granted to an aggregate of 145 employees (including all of the 1999 executive officers) options to purchase an aggregate of 121,400 shares of Class A Common Stock. See "Executive Compensation--Stock Options" above.

  401(k) Savings Plan. Executive and other employees are also entitled to participate in the Company's 401(k) Savings Plan, which provides retirement, death and disability benefits to employees and includes both employer and employee contributions.

 Chief Executive Officer Compensation:

  The key performance measure used to determine the 1999 compensation package for Mortimer B. Fuller, III was the Compensation Committee's assessment of his ability and dedication to provide the leadership and vision necessary to enhance the long-term value of the Company.

  Mr. Fuller has no employment agreement with the Company. The Compensation Committee fixes Mr. Fuller's salary each year based on its evaluation of Mr. Fuller's performance during the prior year and the challenges the Compensation Committee believes the Company and its Chief Executive Officer will face in the coming year. The Compensation Committee fixed Mr. Fuller's salary for 1999 at $391,600. The Compensation Committee believes that Mr. Fuller's salary is fixed at a level that is comparable to the base salaries paid to other chief executive officers with comparable qualifications, experience, responsibilities and proven results at comparable companies engaged in similar businesses.

  Consistent with the Company's executive compensation philosophy, Mr. Fuller's total compensation package depends to a large degree on annual and long-term incentive compensation. The annual incentive component is currently made up of a cash bonus under the Company's cash bonus plan, which is paid after the end of the year and is based on the profitability of the Company and Mr. Fuller's individual performance. The long-term incentive component currently takes the form of the grant of stock options under the Option Plan. Both the annual and long-term components of Mr. Fuller's incentive compensation are variable and closely tied to corporate performance in a manner that encourages dedication to building profitability and stockholder value.

  In evaluating the performance and setting the compensation of Mr. Fuller as the Company's Chief Executive Officer, the Compensation Committee noted several accomplishments in 1999. Specifically, the Company expanded its operations in Mexico, took over ownership and control of its Canadian joint venture and realized significant improvement in the operations of its industrial rail switching subsidiary. Additionally, the Compensation Committee acknowledged the following key indicators of the Company's performance in 1999: operating revenues increased 19.1% to $175.6 million in 1999 from $147.5 million in 1998, and net income increased 9.6% to $12.5 million in 1999 from $11.4 million in 1998.

  The Compensation Committee views these accomplishments as attributable in large measure to Mr. Fuller's leadership, vision and hard work. In addition, Mr. Fuller has expanded the Company's top management team and has established a strong record of innovation, quality improvement and efficiency.

  Mr. Fuller's annual and long-term incentive compensation package for 1999 included a cash bonus in the amount of $192,900 and the grant of options to purchase an aggregate of 25,000 shares of Class A Common Stock. Mr. Fuller's compensation package has successfully focused on the importance of increasing profitability and stockholder value by providing him with significant short-term and long-term incentive compensation during periods when performance objectives have been met or exceeded.

                                          Compensation and Stock Option
                                          Committee

                                          John M. Randolph, Chairman
                                          Louis S. Fuller
                                          Philip J. Ringo

Insider Participation in Compensation Committee

  The Chief Executive Officer of the Company consults with the Compensation Committee. He participates in discussions of the Compensation Committee and makes recommendations to it, but he does not vote or otherwise participate in the Compensation Committee's ultimate determinations. The Board of Directors believes that it is wise and prudent to have the Chief Executive Officer so participate in the operations of the Compensation Committee because his evaluations and recommendations with respect to the compensation and benefits paid to executives other than himself are extremely valuable to the Compensation Committee. However, the Chief Executive Officer neither participates nor is otherwise involved in the deliberations of the Compensation Committee with respect to his own compensation and benefits.

Stock Price Performance Graph

  Set forth below is a line graph comparing, since the Company's initial public offering on June 24, 1996, the cumulative total stockholder return on the Class A Common Stock, based on the market price thereof, with the cumulative total return of: (i) companies on the Nasdaq Composite Total Return Index (US); (ii) the industry peer group which the Company has used for this purpose since 1997, comprised of the following companies: Emons Transportation Group Inc., Pioneer RailCorp, Providence and Worcester Railroad Co., Railamerica Inc. and RailTex Inc. (collectively, the "Prior Peer Group"); and
(iii) a new industry peer group which the Company has selected for this purpose, comprised of the following companies: Emons Transportation Group Inc., Providence and Worcester Railroad Co., Railamerica Inc. and Wisconsin Central Transportation Corporation (collectively, the "Current Peer Group"). The Company has selected this different index because the Company's growth since 1996 makes it more comparable to Wisconsin Central Transportation Corporation and less comparable to Pioneer RailCorp, and because RailTex Inc. ceased being publicly traded in February 2000 and will no longer be available as a comparable.


                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                 [LINE GRAPH]


                                NASDAQ COMPOSITE
  YEARS     GENESEE & WYOMING    TOTAL RETURN     CURRENT      PRIOR
 ENDING       INC -CLASS A        INDEX (US)     PEER GROUP  PEER GROUP
--------    -----------------  ----------------  ----------  ----------

 Jun 24, 96      100.00             100.00          100.00      100.00
  Dec 96         204.41             108.96          125.76      105.68
  Dec 97         137.50             133.51           77.62       80.23
  Dec 98          75.00             188.13           59.02       71.69
  Dec 99          75.73             339.87           46.79       82.66


  Assumes $100 invested on June 24, 1996 in the Company's Class A Common Stock, the companies comprising the Nasdaq Composite Total Return Index (US), the companies comprising the Current Peer Group, and the companies comprising the Prior Peer Group.

  There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will neither make nor endorse any predictions as to future stock performance.

  The Stock Price Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either such Act.

                             RELATED TRANSACTIONS

  The Company, Mortimer B. Fuller, III, the other 12 executive officers of the Company (the "Other Executives") and all holders of the Class B Common Stock are parties to a Class B Stockholders' Agreement dated as of May 20, 1996. Under that agreement, if a party proposes to transfer shares of Class B Common Stock in a transaction that will not result in the automatic conversion of those shares into shares of Class A Common Stock, the Other Executives have the right to purchase up to an aggregate of 50% of those shares, and Mr. Fuller has the right to purchase the balance, all at the then-current market price of the Class A Common Stock. If Mr. Fuller does not purchase the entire balance of the shares, the Other Executives have the right to purchase the shares that remain. Such purchase rights also apply if the employment of any of the Other Executives is terminated for any reason. The effect of this agreement is to concentrate ownership of the Class B Common Stock, which enjoys ten times the voting power of the Class A Common Stock, in the hands of management of the Company, particularly Mr. Fuller. See "Security Ownership of Certain Beneficial Owners and Management" above.

  Mortimer B. Fuller, III, the Chairman and Chief Executive Officer of the Company, is indebted to the Company under a promissory note executed in May 1998 which bears interest at the rate of 5.69% per annum. The largest amount of principal and unpaid interest outstanding since January 1, 1999 was $531,295, and the amount of principal and unpaid interest outstanding on March 31, 2000 was $507,192.

  C. Murray Benz, the wife of James W. Benz, an executive officer, is Vice President-Sales and Marketing of the Company's Rail Link, Inc. subsidiary. As such, in 1999 she received cash compensation of $138,698, and was granted a five-year option to purchase 500 shares of Class A Common Stock at $8.375 per share.

               TWO PROPOSALS TO AMEND THE 1996 STOCK OPTION PLAN

Background of Plan and Description of Proposed Amendments

  The Genesee & Wyoming Inc. 1996 Stock Option Plan (the "Option Plan") was approved by the stockholders at the 1996 Annual Meeting. The Option Plan is designed to create an incentive for executive and other employees of the Company and its subsidiaries to remain in the employ of the Company and its subsidiaries and to contribute to their success by providing the opportunity for stock ownership.

A. Proposal to Approve and Ratify an Amendment That Increasesthe Number of Shares Available for Option Grants from 850,000 to 1,050,000:

  The Option Plan originally provided for the grant of options to purchase up to 450,000 shares of Class A Common Stock. That maximum was increased to 650,000 shares by the stockholders at the 1997 Annual Meeting, and increased again to 850,000 shares by the stockholders (coupled with a 200,000-share reduction in the shares available under the Genesee & Wyoming Inc. Employee Stock Purchase Plan) at the 1998 Annual Meeting.

  The Company has adopted a policy of granting options to purchase shares of Class A Common Stock to a large number of key employees at various levels of employment, and the Board of Directors believes that such grants have helped to motivate the Company's employees to excel in their work by aligning their prospects with those of the Company's stockholders. The Board of Directors further believes that the Company's revenues and earnings success is due in part to this policy and the incentives it provides to key employees.

  In furtherance of this policy, the Company has to date granted to over 180 key employees, including the Named Executives and the Company's other executive officers, as well as new employees resulting from the Company's various acquisitions, options to purchase an aggregate of 849,950 of the 850,000 shares of Class A Common Stock currently available under the Option Plan. This currently leaves only 50 shares remaining for future option grants. Therefore, the Company will be unable to make significant additional option grants to new key employees, particularly those resulting from possible future acquisitions, or as further incentive to existing key employees, including the Named Executives and the Company's other executive officers. The Board of Directors believes that increasing the number of shares available for options granted under the Option Plan will assist the Company in continuing to attract, hire, retain and motivate superior employees and thus continue to contribute to the success of the Company.

  Therefore, on April 14, 2000, the Board of Directors approved and adopted Amendment No. 4 to the Option Plan, which amends Section 4 of the Option Plan to increase the number of shares available for option grants thereunder from 850,000 to 1,050,000 (the "Proposed Share Increase Amendment"). The Proposed Share Increase Amendment was approved and adopted by the Board of Directors subject to approval and ratification by the stockholders at the Meeting. The Board of Directors believes that the Proposed Share Increase Amendment is in the best interests of the Company and its stockholders because it will permit the Company to continue to receive the benefits of the Option Plan described above.

B. Proposal to Approve and Ratify an Amendment That Sets a 200,000-Share Limit on Option Grants to Any Employee in Any Year:

  Under Section 162(m) of the Code and the regulations promulgated thereunder, the Company may be denied a federal income tax deduction for compensation in excess of $1 million annually paid to its Chief Executive Officer and its four most highly compensated other executive officers, unless the requirements of the regulations are met. Although the Company is not ordinarily entitled to an income tax deduction with respect to Incentive Stock Options (as defined below), both the exercise of Nonstatutory Stock Options (as defined below) and a "disqualifying disposition" of Incentive Stock Option stock can create an income tax deduction to the Company

(see "Two Proposals to Amend the 1996 Stock Option Plan--Description of Option Plan as Proposed to be Amended--Federal Income Tax Consequences" below). In order to meet the regulations under Section 162(m) and to ensure that any potential federal income tax deduction is not denied, the Option Plan must contain an overall per person limitation on option grants.

  Therefore, on April 14, 2000, the Board of Directors also approved and adopted Amendment No. 5 to the Option Plan, which adds a new Section 24 to the Option Plan to set a 200,000-share limit (subject to anti-dilution adjustment as described below) on the number of options that may be granted to any one employee in any calendar year (the "Proposed Limitation Amendment"). The Proposed Limitation Amendment was approved and adopted by the Board of Directors subject to approval and ratification by the stockholders at the Meeting. The Board of Directors believes that the Proposed Limitation Amendment is in the best interests of the Company and its stockholders because it will operate to preserve potential federal income tax deductions for the Company in the circumstances described above.

Description of Option Plan as Proposed to be Amended

  The following is a summary of the principal features of the Option Plan, the Proposed Share Increase Amendment and the Proposed Limitation Amendment.

  Increase of Shares Available. The Option Plan currently provides for the granting of stock options to purchase up to an aggregate of 850,000 shares of Class A Common Stock (subject to anti-dilution adjustment as described below). The Proposed Share Increase Amendment, if approved by the stockholders, would increase the number of shares of Class A Common Stock available for option grants thereunder from 850,000 to 1,050,000 (subject to anti-dilution adjustment as described below). If any option granted under the Option Plan expires or terminates without having been exercised in full, shares subject to the unexercised portion of such option may again be available for other option grants under the Option Plan.

  Nature of Options. The Company may grant under the Option Plan both incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") and stock options that do not qualify for treatment as Incentive Stock Options ("Nonstatutory Stock Options"). If any Incentive Stock Option is for any reason disqualified as an incentive stock option within the meaning of Section 422 of the Code, it will instead remain in full force and effect, in accordance with its terms, as a Nonstatutory Stock Option. The Company receives no consideration for the grant of any options under the Option Plan.

  Term. The Option Plan will continue in effect until all shares of Class A Common Stock subject to issuance under options granted thereunder have been purchased, provided that no options may be granted under the Option Plan after June 23, 2006.

  Administration. The Option Plan is administered by the Compensation Committee. Each member of the Compensation Committee must be a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated under the Exchange Act. Subject to the express provisions of the Option Plan, the Compensation Committee has authority in its discretion and without limitation: (i) to determine the recipients of options, whether an option is intended to be an Incentive Stock Option or Nonstatutory Stock Option, the times of option grants, the number of shares subject to each option, the exercise price of each option, the term of each option, the date(s) when each option becomes exercisable, and the vesting schedule (if any) of each option; (ii) to accelerate the vesting of any option, irrespective of its vesting schedule;
(iii) to modify unilaterally the terms of any option grant or exercise so as to avoid variable accounting treatment under Accounting Principles Board Opinion No. 25 or any Financial Accounting Standards Board interpretation; and
(iv) to make all other determinations necessary or advisable for administering the Option Plan, which determinations will be final and binding on all persons.

  Eligibility. Options under the Option Plan may be granted to those persons selected from time to time by the Compensation Committee from the full-time employees of the Company and its subsidiaries, including employees who are also officers or directors of the Company. As of March 31, 2000, the Company had approximately 1,550 full-time employees.

  Terms and Conditions of Options; Option Price. The minimum option price of any option granted under the Option Plan is the market value of the Class A Common Stock on the grant date of the option, and the term of the option, which is determined by the Compensation Committee, may not exceed ten years from the grant date; notwithstanding the foregoing, in the case of an Incentive Stock Option granted to any person owning stock possessing more than 10% of the voting power of the Company, the option price must be at least 110% of the market value of the Class A Common Stock on the grant date, and the term of the option may not exceed five years from the grant date. In addition, the aggregate fair market value (determined as of the grant date) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any grantee during any calendar year may not exceed $100,000.

  The market value of the Class A Common Stock (reflected by the last sale price thereof as reported by The Nasdaq Stock Market) on March 31, 2000 was $15.50 per share.

  Upon exercise, an optionee may pay for the shares subject to the option by one or any combination of the following methods, as determined by the Compensation Committee as of the option grant date: (i) in cash, or (ii) by delivery of shares of Class A Common Stock (valued at its then market value) already owned by the optionee and held for any holding period required by law or regulation.

  Imposition of Annual Per Person Limitation on Option Grants. The Option Plan currently sets no limit on the number of options that may be granted to any employee. The Proposed Limitation Amendment, if approved by the stockholders, would impose a 200,000-share limit (subject to anti-dilution adjustment as described below) on the number of options that could be granted under the Option Plan to any one employee in any calendar year.

  Effect of Death or Termination of Employment. During the lifetime of an optionee, an option may be exercised only while he is an employee of the Company or its subsidiaries and has been an employee continuously since the option grant, except that options may be exercised for stated periods after termination of employment in the case of the optionee's death, permanent and total disability or termination for other reason.

  Non-Transferability in Most Circumstances. During the lifetime of an optionee, options issued under the Option Plan may not be transferred, whether voluntarily or otherwise, except if and to the extent that a transfer of a Nonstatutory Stock Option is permitted by the Compensation Committee, in its discretion, pursuant to the express terms of a stock option agreement, and subject to any terms and conditions which the Compensation Committee may impose.

  Vesting Acceleration. Under the Option Plan, all outstanding options not then exercisable become immediately exercisable in full upon the occurrence of certain defined events constituting a change in control of the Company.

  Anti-Dilution Adjustments. In the event of a merger, consolidation, recapitalization, stock split or similar event, the aggregate number and kind of shares available for options under the Option Plan, the number and kind of shares covered by each outstanding option and the per share exercise price thereof, will be appropriately adjusted by the Compensation Committee. The Proposed Limitation Amendment, if approved by the stockholders, would subject the new 200,000-share per person annual option limit to the same anti-dilution adjustments.

  Amendments. The Board of Directors, without further stockholder approval, may at any time further amend the Option Plan, provided that (except for amendments made pursuant to the anti-dilution adjustment provisions described above), no amendment may be made without the approval of the stockholders which would: (i) increase the maximum number of shares that may be issued under the Option Plan; (ii) reduce the minimum option exercise price; (iii) change the class of employees eligible to be granted options; (iv) extend the period for granting or exercising options; or (v) otherwise materially increase the benefits accruing to participants under the Option Plan. In the event that any amendment to the Option Plan so requires approval by the stockholders, prior to such approval the Compensation Committee may grant conditional options, which may not be exercised, transferred or encumbered prior to such approval, and which will be automatically cancelled if the stockholders fail to approve such amendment at their next meeting.

  Securities Act Registration. The Company has filed with the SEC Registration Statements on Form S-8 registering the 850,000 shares currently issuable upon exercise of options granted and to be granted under the Option Plan. If the Proposed Share Increase Amendment is approved and ratified by the stockholders at the Meeting, the Company intends to register the 200,000 additional shares issuable upon exercise of options granted and to be granted under the Option Plan, pursuant to a Registration Statement on Form S-8, as soon as practicable.

  Federal Income Tax Consequences. The following summarizes the federal income tax consequences to participants and the Company of the grant and exercise of Nonstatutory Stock Options and Incentive Stock Options under the Option Plan. This discussion is merely a summary and does not purport to be a complete description of the federal income tax consequences of the Option Plan. This description does not cover state and local tax treatment of participation in the Option Plan.

  Nonstatutory Stock Options: The grant of a Nonstatutory Stock Option under the Option Plan will not result in the recognition of gross income to the optionee or a deduction to the Company at the time of the grant. Upon the exercise of a Nonstatutory Option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price, unless he could be subject to liability under Section 16(b) of the Exchange Act if he were to sell the shares at a profit at such time (in which case, unless the optionee makes a special election under the Code within 30 days after exercise, the optionee will recognize ordinary income for federal income tax purposes six months after the date of the grant; if the optionee timely makes such election, he will recognize ordinary income at the time of exercise).

  The Company is required to withhold tax on the amount of income recognized by the optionee and is entitled to a tax deduction equal to the amount of such income for the fiscal year of the Company in which ends the taxable year of the optionee in which such amount is included in the optionee's gross income.

  If an optionee disposes of any shares acquired upon the exercise of a Nonstatutory Stock Option, the optionee will recognize a capital gain or loss equal to the difference between the optionee's tax basis in the shares (generally the fair market value of such shares at the time ordinary income was recognized) and the amount realized on disposition of such shares. Any gain will be taxed as short-term capital gain at ordinary income rates if the shares have been held for one year or less, and as long-term capital gain subject to a maximum tax rate of either 10% or 20% (depending upon the taxpayer's income) if held for more than one year. Any loss will be netted against gain of a like type and, subject to certain limitations on the deductibility of capital losses, any net loss deducted from other income. The Company is not entitled to any tax deduction in connection with such disposition of shares.

  Incentive Stock Options: In general, no income will be recognized by the optionee and no deduction will be allowed to the Company at the time of the grant or exercise of an Incentive Stock Option. The difference between the exercise price and the fair market value of the shares on the date the Incentive Stock Option is exercised is, however, an item of tax preference to the optionee for purposes of the alternative minimum tax. Depending upon the optionee's individual tax circumstances, there may be minimum tax liability in the year of exercise as a result of the tax preference item. Further, depending upon the optionee's individual tax circumstances, a credit against regular tax corresponding to this minimum tax liability may be allowed in a subsequent year. In computing alternative minimum taxable income in the year in which the optionee disposes of shares acquired through the exercise of an Incentive Stock Option, the basis of the shares so acquired will be increased by the excess of the fair market value of the shares on the date of exercise over the exercise price.

  When the shares acquired upon exercise of an Incentive Stock Option are sold, the optionee will recognize capital gain or loss equal to the difference between the amount realized and the exercise price of the Incentive Stock Option, provided that the sale of the shares is not made within two years from the date of grant of the Incentive Stock Option or within one year of the date of issuance of such shares to the optionee. If such holding period requirements of the Code are not met, the sale of the shares acquired upon exercise of an Incentive Stock Option is a "disqualifying disposition" and, in general, at the time of such disposition, the optionee will recognize (i) ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date the Incentive Stock Option is exercised or the amount realized on such disqualifying disposition, and (ii) capital gain to the extent the amount realized on such disqualifying disposition exceeds the fair market value of the shares on the date the Incentive Stock Option is exercised. Alternatively, if the amount realized on such disqualifying disposition is less than the exercise price, the optionee will recognize a capital loss in the amount of the difference. Any capital gain or loss will be long-term or short-term, as described above, depending upon the holding period of the shares sold. In the event of a disqualifying disposition, the Company may claim a deduction in the taxable year of the disqualifying disposition equal to the amount taxable to the optionee as ordinary income. In the absence of any disqualifying disposition, the Company is denied any deduction in respect of shares transferred upon the exercise of an Incentive Stock Option.

New Plan Benefits

  If the Proposed Share Increase Amendment is approved by the stockholders, each of the Named Executives and other executive officers of the Company is eligible to be granted additional options under the Option Plan. If the Proposed Limitation Amendment is approved by the stockholders, those options could not exceed 200,000 per person per calendar year (subject to anti-dilution adjustment as described above).

  The following table sets forth the amount and dollar value of all options actually granted during 1999 under the Option Plan to the Named Executives and to certain groups of individuals (including options that have subsequently lapsed unexercised due to employment terminations). The benefits or amounts to be received by or allocated to the Named Executives or such groups in the future are not determinable, because option grants under the Option Plan are in the discretion of the Compensation Committee.

                 GENESEE & WYOMING INC. 1996 STOCK OPTION PLAN

                             Option Grants in 1999

                                                          Dollar Value  Number
                      Name and Position                     ($) (1)    of Units
                      -----------------                   ------------ --------
     Mortimer B. Fuller, III............................    $162,422    25,000
      Chairman and Chief Executive Officer
     Charles N. Marshall................................      71,250    10,000
      President and Chief Operating Officer
     Charles W. Chabot..................................      17,813     2,500
      Senior Vice President-Australia
     Mark W. Hastings...................................      53,438     7,500
      Senior Vice President, Chief Financial Officer and
       Treasurer
     Paul M. Victor.....................................      17,813     2,500
      Senior Vice President-Mexico
     All Executive Officers (2).........................     515,109    74,500
     All Directors Who Are Not Executive Officers.......           0         0
     All Employees Who Are Not Executive Officers or
     Directors..........................................     334,163    46,900

--------
(1) Expressed as the excess of the market value of the Class A Common Stock on March 31, 2000 ($15.50 per share) over the exercise price of each option. All of the options shown on the table were granted on April 9,

   1999 and have an exercise price of $8.375 per share, except that certain options granted to Mortimer B. Fuller, III have an exercise price of $9.2125 per share. See "Executive Compensation--Stock Options" above.
(2) Includes options granted to an employee who is the wife of an executive officer. See "Related Transactions" above.

Required Votes and Board Recommendations

  A majority in the affirmative of the votes cast, in person or by proxy, at the Meeting by stockholders entitled to vote at the Meeting is required for the approval and ratification of the Proposed Share Increase Amendment. In addition, a majority in the affirmative of the votes cast, in person or by proxy, at the Meeting by stockholders entitled to vote at the Meeting is required for the approval and ratification of the Proposed Limitation Amendment. The Board of Directors recommends votes in favor of both the Proposed Share Increase Amendment and the Proposed Limitation Amendment, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR the Proposed Share Increase Amendment and FOR the Proposed Limitation Amendment.

                       SELECTION OF INDEPENDENT AUDITORS

  The firm of Arthur Andersen LLP, certified public accountants, served as the independent auditors of the Company for 1999. In addition to the audit of the 1999 financial statements, the Company engaged Arthur Andersen LLP to perform certain services for which it was paid professional fees. The Audit Committee of the Board of Directors considered the possible effect of such professional services on the independence of Arthur Andersen LLP and approved such services prior to their being rendered.

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. This selection will be presented to the stockholders for their approval at the Meeting. The Board of Directors recommends a vote in favor of the proposal to approve and ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal. If the stockholders do not approve this selection, the Board of Directors will reconsider its choice.

  The Company has been advised by Arthur Andersen LLP that a representative will be present at the Meeting and will be available to respond to appropriate questions. In addition, the Company intends to give such representative an opportunity to make any statements if he should so desire.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  In order for any stockholder proposal to be included in the Company's proxy statement to be issued in connection with the 2001 Annual Meeting of Stockholders, such proposal must be received at the principal executive offices of the Company, 71 Lewis Street, Greenwich, Connecticut 06830 (Attention: Mark W. Hastings, Secretary) no later than December 22, 2000. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such Annual Meeting. Stockholder proposals that are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before the 2001 Annual Meeting of Stockholders if notice thereof is received by the Company, as described immediately above, no later than March 7, 2001.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that are to be presented for action at the Meeting. Should any other matter come before the Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

                          ANNUAL REPORT ON FORM 10-K

  Upon the written request of any stockholder, the Company will provide without charge a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the SEC. Such written request should be directed to Genesee & Wyoming Inc., 71 Lewis Street, Greenwich, Connecticut 06830 (Attention: Mark W. Hastings, Secretary).

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Mark W. Hastings
                                          Secretary

Dated: April 21, 2000

                                                                      1537-PS-00

                                     PROXY

                            GENESEE & WYOMING INC.

        The undersigned hereby appoints MORTIMER B. FULLER, III and MARK W. HASTINGS, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of the Class A Common Stock, and all shares of the Class B Common Stock (if any), of GENESEE & WYOMING INC. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on Tuesday, May 23, 2000 at 11:00 a.m., local time, and at any adjournment or adjournments thereof.

        This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy will be voted as specified by the undersigned. This Proxy revokes any prior proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed Proxy will be voted FOR the election of the three nominees for directors and, unless otherwise specified, FOR each of the other three proposals listed herein and described in the accompanying Proxy Statement. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated April 21, 2000, describing more fully the proposals set forth herein.


SEE REVERSE SIDE  CONTINUED AND TO BE SIGNED ON REVERSE SIDE  SEE REVERSE SIDE

[X] Please mark votes as in this example.

1.  Election of Directors.
    Nominees: (01) James M. Fuller; (02)John M. Randolph;(03)Hon. M. Douglas Young, P.C.


              [_] FOR           [_] WITHHELD

[_]     --------------------------------------------------------------
        Instruction: To withhold authority to vote for any individual nominee, write the nominee's name on the line above.


2. Proposal to approve and ratify an amendment to the Genesee & Wyoming Inc. 1996 Stock Option Plan which increases the total number of shares available for option grants thereunder from 850,000 to 1,050,000.

            [_]  FOR            [_] AGAINST                  [_] ABSTAIN

3. Proposal to approve and ratify a further amendment to the Genessee & Wyoming Inc. 1996 Stock Option Plan which sets a 200,000-share limit on option grants to any employee in any year.

            [_]  FOR            [_] AGAINST                  [_] ABSTAIN

4. Proposal to approve and ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 2000.


            [_]  FOR            [_] AGAINST                  [_] ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.


                                                MARK HERE FOR ADDRESS
                                                CHANGE AND NOTE AT LEFT [_]


                                             Please date and sign name exactly
                                             as it appears hereon. Executors,
                                             administrators, trustees, etc.
                                             should so indicate when signing. If
                                             the stockholder is a corporation,
                                             the full corporate name should be
                                             inserted and the proxy signed by an
                                             officer of the corporation,
                                             indicating his title.


Signature:___________Date:______________Signature:_____________Date:_________